Exhibit 99.1

ARCH CAPITAL GROUP LTD.

Earnings Release Supplement

As of June 30, 2009

Wessex House, 4th Floor
45 Reid Street
Hamilton HM 12 Bermuda

441-278-9250
441-278-9255 fax

PRESS RELEASE
NASDAQ Symbol ACGL	CONTACT:
For Immediate Release	John C.R. Hele
Executive Vice President and
Chief Financial Officer

ARCH CAPITAL GROUP LTD. REPORTS 2009 SECOND QUARTER RESULTS

HAMILTON, BERMUDA, July 23, 2009 — Arch Capital Group Ltd. (NASDAQ: ACGL) reports that net income available to common shareholders for the 2009 second quarter was $152.1 million, or $2.43 per share, compared to $192.3 million, or $2.92 per share, for the 2008 second quarter, and $292.0 million, or $4.67 per share, for the six months ended June 30, 2009, compared to $381.7 million, or $5.71 per share, for the 2008 period. The Company also reported after-tax operating income available to common shareholders of $163.0 million, or $2.60 per share, for the 2009 second quarter, compared to $185.4 million, or $2.82 per share, for the 2008 second quarter, and $332.0 million, or $5.31 per share, for the six months ended June 30, 2009, compared to $387.4 million, or $5.79 per share, for the 2008 period. All earnings per share amounts discussed in this release are on a diluted basis.

The Company’s book value per common share increased to $60.76 at June 30, 2009, an 11.3% increase from $54.61 per share at March 31, 2009 and 18.3% from $51.36 at December 31, 2008, due to growth in retained earnings and an after-tax increase in the market value of the Company’s investment portfolio. The Company’s after-tax operating income available to common shareholders represented an 18.6% annualized return on average common equity for the 2009 second quarter, compared to 20.5% for the 2008 second quarter, and 19.5% for the six months ended June 30, 2009, compared to 21.3% for the 2008 period. After-tax operating income available to common shareholders, a non-GAAP measure, is defined as net income available to common shareholders, excluding net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses, net of income taxes. See page 7 for a further discussion of after-tax operating income available to common shareholders and Regulation G.

The following table summarizes the Company’s underwriting results:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(U.S. dollars in thousands)	2009	2008	2009	2008

Gross premiums written	$911,920	$886,926	$1,936,891	$1,940,078
Net premiums written	693,854	686,118	1,516,717	1,497,460
Net premiums earned	699,258	705,675	1,399,822	1,413,909
Underwriting income	89,624	91,405	183,013	189,776

Combined ratio	87.2%	87.1%	87.0%	86.6%

The following table summarizes, on an after-tax basis, the Company’s consolidated financial data, including a reconciliation of after-tax operating income available to common shareholders to net income available to common shareholders and related diluted per share results:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(U.S. dollars in thousands, except per share data)	2009	2008	2009	2008

After-tax operating income available to common shareholders	$163,041	$185,375	$332,042	$387,358
Net realized gains (losses), net of tax	(11,243)	(2,174)	(20,354)	43,608
Net impairment losses recognized in earnings, net of tax	(20,786)	(10,694)	(56,920)	(23,340)
Equity in net income (loss) of investment funds accounted for using the equity method, net of tax	75,890	19,583	66,309	(2,730)
Net foreign exchange gains (losses), net of tax	(54,773)	192	(29,079)	(23,192)
Net income available to common shareholders	$152,129	$192,282	$291,998	$381,704

Diluted per common share results:
After-tax operating income available to common shareholders	$2.60	$2.82	$5.31	$5.79
Net realized gains (losses), net of tax	(0.18)	(0.03)	(0.33)	0.65
Net impairment losses recognized in earnings, net of tax	(0.33)	(0.17)	(0.91)	(0.35)
Equity in net income (loss) of investment funds accounted for using the equity method, net of tax	1.21	0.30	1.06	(0.04)
Net foreign exchange gains (losses), net of tax	(0.87)	0.00	(0.46)	(0.34)
Net income available to common shareholders	$2.43	$2.92	$4.67	$5.71

Weighted average common shares and common share equivalents outstanding – diluted	62,626,317	65,748,119	62,589,856	66,886,972

The combined ratio represents a measure of underwriting profitability, excluding investment income, and is the sum of the loss ratio and expense ratio. A combined ratio under 100% represents an underwriting profit and a combined ratio over 100% represents an underwriting loss. For the 2009 second quarter, the combined ratio of the Company’s insurance and reinsurance subsidiaries consisted of a loss ratio of 57.0% and an underwriting expense ratio of 30.2%, compared to a loss ratio of 57.3% and an underwriting expense ratio of 29.8% for the 2008 second quarter. For the six months ended June 30, 2009, the combined ratio of the Company’s insurance and reinsurance subsidiaries consisted of a loss ratio of 57.1% and an underwriting expense ratio of 29.9%, compared to a loss ratio of 57.2% and an underwriting expense ratio of 29.4% for the 2008 period. The loss ratio of 57.0% for the 2009 second quarter was comprised of 56.5 points of paid losses (including 3.5 points related to 2005 and 2008 named catastrophic events), 16.0 points related to reserves for reported losses and a reduction of 15.5 points related to incurred but not reported reserves. The 2009 second quarter loss ratio also reflected the commutation of a non-standard automobile treaty, which increased the paid loss ratio by 6.0 points and reduced the reported loss ratio and incurred but not reported loss ratio by 1.4 points and 5.9 points, respectively. This transaction will reduce cash flows from operations in the 2009 third quarter.

In establishing the reserves for losses and loss adjustment expenses, the Company has made various assumptions relating to the pricing of its reinsurance contracts and insurance policies and also has considered available historical industry experience and current industry conditions. The Company’s reserving method to date has been, to a large extent, the expected loss method, which is commonly applied when limited loss experience exists. Any estimates and assumptions made as part of the reserving process could prove to be inaccurate due to several factors, including the fact that relatively limited historical information has been reported to the Company through June 30, 2009. As actual loss information is reported to the Company and it develops its own loss experience, the Company will give more emphasis to other actuarial techniques. For a discussion of underwriting activities and a review of the Company’s results by operating segment, see “Segment Information” in the Supplemental Financial Information section of this release.

The Company’s investment portfolio continues to be comprised primarily of high quality fixed income securities with an average credit quality of “AA+”, no direct holdings of collateralized debt obligations (CDOs), collateralized loan obligations (CLOs) or credit default swaps (CDSs). The Company’s portfolio does not include ownership of common stock or preferred stock of any publicly-traded issuers and essentially includes no investments in hedge funds or private equity funds. The portfolio’s book yield was 4.06% at June 30, 2009, compared to 4.17% at March 31, 2009 and 4.55% at December 31, 2008. The lower book yields in the 2009 periods were due in part to lower available yields and a reduction in the portfolio’s effective duration, which was 3.02 years at June 30, 2009 and March 31, 2009, compared to 3.62 years at December 31, 2008.

Including the effects of foreign exchange, total return on the Company’s investment portfolio was approximately 3.89% for the 2009 second quarter, compared to (0.09%) for the 2008 second quarter, and 5.03% for the six months ended June 30, 2009, compared to 0.86% for the 2008 period. Excluding foreign exchange, total return was 3.20% for the 2009 second quarter, compared to (0.07%) for the 2008 second quarter, and 4.46% for the six months ended June 30, 2009, compared to 0.63% for the 2008 period. As discussed below, the Company holds investments in foreign currencies which are intended to mitigate its exposure to foreign currency fluctuations in its net insurance liabilities.

Net investment income for the 2009 second quarter was $100.5 million, or $1.60 per share, compared to $95.9 million, or $1.53 per share, for the 2009 first quarter and $117.1 million, or $1.78 per share, for the 2008 second quarter, and $196.4 million, or $3.14 per share, for the six months ended June 30, 2009, compared to $239.3 million, or $3.58 per share, for the 2008 period. The pre-tax investment income yield was 3.91% for the 2009 second quarter, compared to 3.82% for the 2009 first quarter and 4.80% for the 2008 second quarter, and 3.87% for the six months ended June 30, 2009, compared to 4.84% for the 2008 period. As noted last quarter, net investment income for the 2009 first quarter included reductions in the cost basis of treasury inflation protected securities (TIPS) which were substantially reduced by March 31, 2009. The increase in net investment income in the 2009 second quarter from the 2009 first quarter was primarily due to the TIPS reductions in the 2009 first quarter. The comparability of net investment income between the 2009 and 2008 periods was influenced by the Company’s share repurchase program described below.

The Company recorded $20.9 million of net impairment losses through earnings in the 2009 second quarter. The net impairment losses primarily resulted from reductions in the expected recovery values on mortgage backed and asset backed securities during the period. In addition, the Company recorded $75.9 million of net income related to investment funds accounted for using the equity method for the 2009 second quarter, compared to $19.6 million for the 2008 second quarter, and $66.3 million for the six months ended June 30, 2009, compared to net losses of $2.7 million for the 2008 period. Investment funds accounted for using the equity method totaled $370.2 million at June 30, 2009, compared to $293.5 million at March 31, 2009 and $301.0 million at December 31, 2008. At June 30, 2009, the Company’s portfolio included $431.4 million of investments in U.S. and Euro-denominated bank loan funds, which are primarily reflected in the investment funds accounted for using the equity method shown above.

Please refer to the Company’s Financial Supplement dated June 30, 2009, which is posted on the Company’s website at http://www.archcapgroup.bm/EarningsReleases.aspx, for further information on the Company’s investment portfolio.

For the 2009 second quarter, the Company’s effective tax rates on income before income taxes and pre-tax operating income were 5.3% and 4.7%, respectively, compared to 2.6% and 2.5% for the 2008 second quarter. For the six months ended June 30, 2009, the Company’s effective tax rates on income before income taxes and pre-tax operating income were 5.7% and 4.0%, respectively, compared to 3.2% and 2.5% for the 2008 period. The Company’s effective tax rates may fluctuate from period to period based on the relative mix of income reported by jurisdiction primarily due to the varying tax rates in each jurisdiction. The Company’s quarterly tax provision is adjusted to reflect changes in its expected annual effective tax rates, if any. The Company currently expects that its annual effective tax rate on pre-tax operating income available to common shareholders for the year ended December 31, 2009 will be in the range of 3.0% to 5.0%. In addition, the Company’s Bermuda-based reinsurer incurs federal excise taxes for premiums assumed on U.S. risks. The Company incurred $6.3 million of federal excise taxes for the six months ended June 30, 2009, compared to $6.4 million for the 2008 period. Such amounts are reflected as acquisition expenses in the Company’s consolidated statements of income.

Net foreign exchange losses for the 2009 second quarter of $53.7 million consisted of net unrealized losses of $52.2 million and net realized losses of $1.5 million, compared to net foreign exchange gains for the 2008 second quarter of $0.3 million which consisted of net unrealized gains of $1.1 million and net realized losses of $0.8 million. The 2009 second quarter net foreign exchange losses resulted from the significant weakening of the U.S. Dollar against the British Pound, Euro and other major currencies during the period. Net foreign exchange losses for the six months ended June 30, 2009 of $28.5 million consisted of net unrealized losses of $26.2 million and net realized losses of $2.3 million, compared to net foreign exchange losses for the 2008 period of $23.3 million which consisted of net unrealized losses of $21.2 million and net realized losses of $2.1 million. Net unrealized foreign exchange gains or losses result from the effects of revaluing the Company’s net insurance liabilities required to be settled in foreign currencies at each balance sheet date. The Company holds investments in foreign currencies which are intended to mitigate its exposure to foreign currency fluctuations in its net insurance liabilities. However, changes in the value of such investments due to foreign currency rate movements are reflected as a direct increase or decrease to shareholders’ equity and are not included in the consolidated statements of income.

Diluted weighted average common shares and common share equivalents outstanding, used in the calculation of after-tax operating income and net income per common share, were 62.6 million for the 2009 second quarter, compared to 65.7 million for the 2008 second quarter, and 62.6 million for the six months ended June 30, 2009, compared to 66.9 million for the 2008 period. The lower level of weighted average shares outstanding in the 2009 periods was primarily due to the full weighting of share repurchases made during 2008.

The board of directors of ACGL has authorized the investment of up to $1.5 billion in ACGL’s common shares through a share repurchase program. Repurchases under the program may be effected from time to time in open market or privately negotiated transactions through February 2010. Since the inception of the share repurchase program through June 30, 2009, ACGL has repurchased approximately 15.3 million common shares for an aggregate purchase price of $1.05 billion. At June 30, 2009, approximately $448.3 million of repurchases were available under the share repurchase program.

At June 30, 2009, the Company’s capital of $4.43 billion consisted of $300.0 million of senior notes, representing 6.8% of the total, $100.0 million of revolving credit agreement borrowings due in August 2011, representing 2.3% of the total, $325.0 million of preferred shares, representing 7.3% of the total, and common shareholders’ equity of $3.7 billion, representing the balance. At December 31, 2008, the Company’s capital of $3.83 billion consisted of $300.0 million of senior notes, representing 7.8% of the total, $100.0 million of revolving credit agreement borrowings due in August 2011, representing 2.6% of the total, $325.0 million of preferred shares, representing 8.5% of the total, and common shareholders’ equity of $3.11 billion, representing the balance. The increase in total capital during 2009 was primarily attributable to net income and an after-tax increase in the market value of the Company’s investment portfolio during the period.

The Company will hold a conference call for investors and analysts at 11:00 a.m. Eastern Time on Friday, July 24, 2009. A live webcast of this call will be available via the Investor Relations — Events & Presentations section of the Company’s website at http://www.archcapgroup.bm. A telephone replay of the conference call also will be available beginning on July 24 at 1:00 p.m. Eastern Time until July 31, 2009 at midnight Eastern

Time. To access the replay, domestic callers should dial 888-286-8010 (passcode 89322220), and international callers should dial 617-801-6888 (passcode 89322220).

Please refer to the Company’s Financial Supplement dated June 30, 2009, which is posted on the Company’s website at http://www.archcapgroup.bm/EarningsReleases.aspx. The Financial Supplement provides additional detail regarding the financial performance of the Company.

Arch Capital Group Ltd., a Bermuda-based company with over $4.4 billion in capital at June 30, 2009, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (“PLSRA”) provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this release are forward-looking statements. Forward-looking statements, for purposes of the PLSRA or otherwise, can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” and similar statements of a future or forward-looking nature or their negative or variations or similar terminology.

Forward-looking statements involve the Company’s current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and in the Company’s periodic reports filed with the Securities and Exchange Commission (the “SEC”), and include:

•	the Company’s ability to successfully implement its business strategy during “soft” as well as “hard” markets;

•	acceptance of the Company’s business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and its insureds and reinsureds;

•

the Company’s ability to maintain or improve its ratings, which may be affected by its ability to raise additional equity or debt financings, by ratings agencies’ existing or new policies and practices, as well as other factors described herein;

•

general economic and market conditions (including inflation, interest rates, foreign currency exchange rates and prevailing credit terms) and conditions specific to the reinsurance and insurance markets in which the Company operates;

•	competition, including increased competition, on the basis of pricing, capacity, coverage terms or other factors;

•

the Company’s ability to successfully integrate, establish and maintain operating procedures (including the implementation of improved computerized systems and programs to replace and support manual systems) to effectively support its underwriting initiatives and to develop accurate actuarial data;

•	the loss of key personnel;

•	the integration of businesses the Company has acquired or may acquire into its existing operations;

•

accuracy of those estimates and judgments utilized in the preparation of the Company’s financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, and any determination to use the deposit method of accounting, which for a relatively new insurance and reinsurance company, like the Company, are even more difficult to make than those made in a mature company since relatively limited historical information has been reported to the Company through June 30, 2009;

•

greater than expected loss ratios on business written by the Company and adverse development on claim and/or claim expense liabilities related to business written by its insurance and reinsurance subsidiaries;

•	severity and/or frequency of losses;

•	claims for natural or man-made catastrophic events in the Company’s insurance or reinsurance business could cause large losses and substantial volatility in its results of operations;

•	acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

•

losses relating to aviation business and business produced by a certain managing underwriting agency for which the Company may be liable to the purchaser of its prior reinsurance business or to others in connection with the May 5, 2000 asset sale described in the Company’s periodic reports filed with the SEC;

•	availability to the Company of reinsurance to manage its gross and net exposures and the cost of such reinsurance;

•	the failure of reinsurers, managing general agents, third party administrators or others to meet their obligations to the Company;

•	the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;

•	the Company’s investment performance;

•	material differences between actual and expected assessments for guaranty funds and mandatory pooling arrangements;

•	changes in accounting principles or policies or in the Company’s application of such accounting principles or policies;

•	changes in the political environment of certain countries in which the Company operates or underwrites business;

•

statutory or regulatory developments, including as to tax policy matters and insurance and other regulatory matters such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers and/or changes in regulations or tax laws applicable to the Company, its subsidiaries, brokers or customers; and

•

the other matters set forth under Item 1A “Risk Factors”, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of the Company’s Annual Report on Form 10-K, as well as the other factors set forth in the Company’s other documents on file with the SEC, and management’s response to any of the aforementioned factors.

In addition, other general factors could affect the Company’s results, including developments in the world’s financial and capital markets and its access to such markets.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Comment on Regulation G

Throughout this release, the Company presents its operations in the way it believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use the Company’s financial information in evaluating the performance of the Company. This presentation includes the use of after-tax operating income available to common shareholders, which is defined as net income available to common shareholders, excluding net realized gains or losses, net impairment losses included in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses, net of income taxes. The presentation of after-tax operating income available to common shareholders is a “non-GAAP financial measure” as defined in Regulation G. The reconciliation of such measure to net income available to common shareholders (the most directly comparable GAAP financial measure) in accordance with Regulation G is included on page 2 of this release.

The Company believes that net realized gains or losses, net impairment losses included in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses in any particular period are not indicative of the performance of, or trends in, the Company’s business performance. Although net realized gains or losses, net impairment losses included in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses are an integral part of the Company’s operations, the decision to realize investment gains or losses, the recognition of net impairment losses, the recognition of equity in net income or loss of investment funds accounted for using the equity method and the recognition of foreign exchange gains or losses are independent of the insurance underwriting process and result, in large part, from general economic and financial market conditions. Furthermore, certain users of the Company’s financial information believe that, for many companies, the timing of the realization of investment gains or losses is largely opportunistic. In addition, net impairment losses included in earnings on the Company’s investments represent other-than-temporary declines in expected recovery values on securities without actual realization. The use of the equity method on certain of the Company’s investments in certain funds that invest in fixed maturity securities is driven by the ownership structure of such funds (either limited partnerships or limited liability companies). In applying the equity method, these investments are initially recorded at cost and are subsequently adjusted based on the Company’s proportionate share of the net income or loss of the funds (which include changes in the market value of the underlying securities in the funds). This method of accounting is different from the way the Company accounts for its other fixed maturity securities and the timing of the recognition of equity in net income or loss of investment funds accounted for using the equity method may differ from gains or losses in the future upon sale or maturity of such investments. Due to these reasons, the Company excludes net realized gains or losses, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses from the calculation of after-tax operating income available to common shareholders.

The Company believes that showing net income available to common shareholders exclusive of the items referred to above reflects the underlying fundamentals of the Company’s business since the Company evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income available to common shareholders, the Company believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s performance in a manner similar to how the Company’s management analyzes performance. The Company also believes that this measure follows industry practice and, therefore, allows the users of the Company’s financial information to compare the Company’s performance with its industry peer group. The Company believes that the equity analysts and certain rating agencies which follow the Company and the insurance industry as a whole generally exclude these items from their analyses for the same reasons.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

Book Value Per Common Share and Share Repurchases

	June 30,	March 31,	December 31,
(U.S. dollars in thousands, except share data)	2009	2009	2008

Calculation of book value per common share:
Total shareholders’ equity	$4,029,968	$3,630,396	$3,432,965
Less preferred shareholders’ equity	(325,000)	(325,000)	(325,000)
Common shareholders’ equity	$3,704,968	$3,305,396	$3,107,965
Common shares outstanding (1)	60,980,806	60,532,222	60,511,974
Book value per common share	$60.76	$54.61	$51.36

	Three Months Ended		Six Months Ended		Cumulative
	June 30,		June 30,		June 30,
(U.S. dollars in thousands, except share data)	2009	2008	2009	2008	2009

Effect of share repurchases:
Aggregate purchase price of shares repurchased	$—	$199,910	$1,552	$389,753	$1,051,748
Shares repurchased	—	2,871,859	33,305	5,621,768	15,289,594
Average price per share repurchased	$—	$69.61	$46.60	$69.33	$68.79
Estimated net accretive (dilutive) impact on ending book value per common share (2)	$—	$(0.54)	$0.01	$(0.99)	$(1.61)
Estimated net accretive impact on diluted earnings per share (3)	$0.37	$0.30	$0.78	$0.56

(1)        Excludes the effects of 5,457,991 and 5,131,135 stock options and 265,689 and 412,622 restricted stock units outstanding at June 30, 2009 and December 31, 2008, respectively.

(2)        As the average price per share repurchased during the six months ended June 30, 2009 was lower than the book value per common share, the repurchase of shares during the period increased book value per common share during the 2009 period. For the 2008 periods and cumulative through June 30, 2009, the average price per share repurchased was higher than the book value per common share and, accordingly, decreased book value per common share.

(3)        The estimated impact on diluted earnings per share was calculated comparing reported results versus (i) net income (loss) per share plus an estimate of lost net investment income on the cumulative share repurchases divided by (ii) weighted average diluted shares outstanding excluding the weighted average impact of cumulative share repurchases. The impact of cumulative share repurchases was accretive to diluted earnings per share in the periods presented.

Investment Information

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(U.S. dollars in thousands, except share data)	2009	2008	2009	2008

Net investment income:
Total	$100,485	$117,120	196,367	$239,313
Per share	$1.60	$1.78	$3.14	$3.58

Pre-tax investment income yield (at amortized cost)	3.91%	4.80%	3.87%	4.84%
After-tax investment income yield (at amortized cost)	3.80%	4.68%	3.75%	4.72%

Cash flow from operations	$223,742	$256,263	$518,545	$590,808

On a consolidated basis, the Company’s aggregate investable assets totaled $10.75 billion at June 30, 2009, compared to $10.0 billion at December 31, 2008, as detailed in the table below:

	June 30,	December 31,
(U.S. dollars in thousands)	2009	2008

Investable assets:
Fixed maturities available for sale, at market value	$8,944,110	$8,122,221
Fixed maturities pledged under securities lending agreements, at market value (1)	559,385	626,501
Total fixed maturities	9,503,495	8,748,722
Short-term investments available for sale, at market value	660,859	479,586
Short-term investments pledged under securities lending agreements, at market value (1)	—	101,564
Cash	336,693	251,739
Other investments (2)
Fixed income mutual funds	49,505	39,858
Privately held securities and other	65,755	69,743
Investment funds accounted for using the equity method (3)	370,165	301,027
Securities transactions entered into but not settled at the balance sheet date	(239,736)	(18,236)
Total investable assets (1)	$10,746,736	$9,974,003

Fixed income portfolio (1):
Average effective duration (in years)	3.02	3.62
Average credit quality	AA+	AA+
Imbedded book yield (before investment expenses)	4.06%	4.55%

(1)

In securities lending transactions, the Company receives collateral in excess of the market value of the fixed maturities and short-term investments pledged under securities lending agreements. For purposes of this table, the Company has excluded the collateral received and reinvested at June 30, 2009 and December 31, 2008 of $556.5 million and $730.2 million, respectively, which is reflected as “investment of funds received under securities lending agreements, at market value” and included the $559.4 million and $728.1 million, respectively, of “fixed maturities and short-term investments pledged under securities lending agreements, at market value.”

(2)

Other investments include (i) mutual funds which invest in fixed maturity securities and international equity index funds; and (ii) privately held securities and other which include the Company’s investment in Aeolus LP and other privately held securities.

(3)

The Company’s investment portfolio includes certain funds that invest in fixed maturity securities which, due to the ownership structure of the funds, are accounted for by the Company using the equity method. In applying the equity method, these investments are initially recorded at cost and are subsequently adjusted based on the Company’s proportionate share of the net income or loss of the funds (which include changes in the market value of the underlying securities in the funds). Changes in the carrying value of such investments are recorded as ‘Equity in net income (loss) of investment funds accounted for using the equity method’ rather than as an unrealized gain or loss component of accumulated other comprehensive income in shareholders’ equity as are changes in the carrying value of the Company’s other fixed income investments.

For further information on the Company’s investment portfolio, please refer to the Company’s Financial Supplement dated June 30, 2009, which is posted on the Company’s website at http://www.archcapgroup.bm/EarningsReleases.aspx.

Selected Information on Losses and Loss Adjustment Expenses

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(U.S. dollars in thousands)	2009	2008	2009	2008

Components of losses and loss adjustment expenses
Paid losses and loss adjustment expenses	$395,378	$306,604	$713,919	$556,104
Increase in unpaid losses and loss adjustment expenses	3,480	98,021	85,481	252,938
Total losses and loss adjustment expenses	$398,858	$404,625	$799,400	$809,042

Estimated net (favorable) adverse development in prior year loss reserves, net of related adjustments
Net impact on underwriting results:
Insurance	$(18,997)	$(19,498)	$(27,175)	$(25,108)
Reinsurance	(42,795)	(35,575)	(82,488)	(86,625)
Total	$(61,792)	$(55,073)	$(109,663)	$(111,733)

Impact on losses and loss adjustment expenses:
Insurance	$(18,689)	$(23,263)	$(27,815)	$(29,039)
Reinsurance	(43,426)	(39,034)	(85,442)	(90,120)
Total	$(62,115)	$(62,297)	$(113,257)	$(119,159)

Impact on acquisition expenses:
Insurance	$(308)	$3,765	$640	$3,931
Reinsurance	631	3,459	2,954	3,495
Total	$323	$7,224	$3,594	$7,426

Impact on combined ratio:
Insurance	(4.6)%	(4.7)%	(3.3)%	(3.0)%
Reinsurance	(15.2)%	(12.3)%	(14.2)%	(15.0)%
Total	(8.8)%	(7.8)%	(7.8)%	(7.9)%

Impact on loss ratio:
Insurance	(4.5)%	(5.6)%	(3.4)%	(3.5)%
Reinsurance	(15.4)%	(13.5)%	(14.7)%	(15.6)%
Total	(8.9)%	(8.8)%	(8.1)%	(8.4)%

Impact on acquisition expense ratio:
Insurance	(0.1)%	0.9%	0.1%	0.5%
Reinsurance	0.2%	1.2%	0.5%	0.6%
Total	0.1%	1.0%	0.3%	0.5%

Estimated net losses incurred from current accident year catastrophic events (1)
Insurance	$—	$6,950	$—	$27,250
Reinsurance	27	16,780	8,039	22,554
Total	$27	$23,730	$8,039	$49,804

Impact on loss ratio:
Insurance	—	1.7%	—	3.3%
Reinsurance	0.0%	5.8%	1.4%	3.9%
Total	0.0%	3.4%	0.6%	3.5%

(1)

Equals estimated losses from catastrophic events occurring in the current accident year, net of reinsurance and reinstatement premiums. Amounts shown for the insurance segment are for named catastrophic events only. Amounts shown for the reinsurance segment include (i) named events with over $5 million of losses incurred by its Bermuda and Europe operations and (ii) all catastrophe losses incurred by its U.S. operations.

Segment Information

For additional detail regarding the Company’s operating segments, please refer to the Company’s Financial Supplement dated June 30, 2009 on the Company’s website at http://www.archcapgroup.bm/EarningsReleases.aspx.

Discussion of 2009 Second Quarter Performance

Insurance Segment

	Three Months Ended
	June 30,
(U.S. dollars in thousands)	2009	2008

Gross premiums written	$636,645	$621,663
Net premiums written	419,318	421,501
Net premiums earned	417,454	416,585
Underwriting income	1,315	27,866

Loss ratio	68.8%	63.0%
Acquisition expense ratio	13.9%	13.1%
Other operating expense ratio	17.0%	17.2%
Combined ratio	99.7%	93.3%

Gross premiums written by the insurance segment in the 2009 second quarter were 2.4% higher than in the 2008 second quarter, with growth in executive assurance, construction and property business. The increase in executive assurance business primarily resulted from renewal rate increases while the increases in construction and property business primarily resulted from new business. Such amounts were partially offset by reductions in casualty and professional liability business as the insurance segment continued to maintain underwriting discipline in response to the current market environment. Net premiums written declined by 0.5%, reflecting changes in the mix of business, reinstatement premiums and the impact of changes in reinsurance structure. Net premiums earned by the insurance segment in the 2009 second quarter were 0.2% higher than in the 2008 second quarter, and reflect changes in net premiums written over the previous five quarters.

The loss ratio for the insurance segment was 68.8% in the 2009 second quarter, compared to 63.0% in the 2008 second quarter. The insurance segment’s loss ratio in the 2009 second quarter included increases in expected loss ratios across a number of lines of business, primarily due to the anticipated impact of rate changes, and changes in the mix of business. In addition, the 2009 second quarter loss ratio also reflected a higher level of large loss activity than the 2008 second quarter. The 2009 second quarter loss ratio reflected a 4.5 point reduction related to estimated net favorable development in prior year loss reserves, compared to a 5.6 point reduction in the 2008 second quarter. The estimated net favorable development in the 2009 second quarter was primarily in medium-tail lines and mainly resulted from better than expected claims emergence. The loss ratio for the 2009 second quarter did not include significant current period catastrophic event activity, compared to 1.7 points in the 2008 second quarter.

The insurance segment’s underwriting expense ratio was 30.9% in the 2009 second quarter, compared to 30.3% in the 2008 second quarter. The acquisition expense ratio was 13.9% for the 2009 second quarter, compared to 13.1% for the 2008 second quarter. The acquisition expense ratio is influenced by, among other things, (1) the amount of ceding commissions received from unaffiliated reinsurers, (2) the amount of business written on a surplus lines (non-admitted) basis and (3) mix of business. In addition, the 2009 second quarter acquisition expense ratio reflected a reduction of 0.1 points related to estimated net favorable development in prior year loss reserves, compared to an increase of 0.9 points in the 2008 second quarter. The comparison of the 2009 second quarter and 2008 second quarter acquisition expense ratios reflects changes in the form of reinsurance ceded and the mix of business. The insurance segment’s other operating expense ratio was 17.0% for the 2009 second quarter, compared to 17.2% in the 2008 second quarter. The operating expense ratio for the 2009 second quarter included 0.9 points related to an expansion of the insurance segment’s presence in the executive assurance and professional liability lines of business. The Company expects that this initiative will negatively impact the insurance segment’s operating expense ratio over the balance of 2009.

Reinsurance Segment

	Three Months Ended
	June 30,
(U.S. dollars in thousands)	2009	2008

Gross premiums written	$278,389	$273,318
Net premiums written	274,536	264,617
Net premiums earned	281,804	289,090
Underwriting income	88,309	63,539

Loss ratio	39.6%	49.1%
Acquisition expense ratio	23.1%	22.1%
Other operating expense ratio	6.0%	6.9%
Combined ratio	68.7%	78.1%

Gross premiums written by the reinsurance segment in the 2009 second quarter were 1.9% higher than in the 2009 second quarter, primarily due to an increase in property catastrophe business due to the renewal of a two-year treaty. In addition, growth in property facultative business was partially offset by decreases in other specialty and casualty business. The decrease in other specialty business was primarily due to the non-renewal of a non-standard auto treaty, while the lower level of casualty business resulted from the non-renewal of a number of contracts.

Ceded premiums written by the reinsurance segment were 1.4% of gross premiums written for the 2009 second quarter, compared to 3.2% for the 2008 second quarter. In the 2009 second quarter, Arch Reinsurance Ltd., the Company’s Bermuda-based reinsurer, ceded $0.5 million of premiums written, or 0.2%, under a quota share reinsurance treaty to Flatiron Re Ltd., compared to $7.0 million, or 2.6%, in the 2008 second quarter. Commission income from the treaty (in excess of the reimbursement of direct acquisition expenses) reduced the reinsurance segment’s acquisition expense ratio by 0.7 points in the 2009 second quarter, compared to 2.3 points in the 2008 second quarter.

Net premiums written by the reinsurance segment in the 2009 second quarter were 3.7% higher than in the 2008 second quarter, primarily due to the items noted above. Net premiums earned in the 2009 second quarter were 2.5% lower than in the 2008 second quarter, and reflect changes in net premiums written over the previous five quarters, including the mix and type of business written.

The reinsurance segment’s loss ratio was 39.6% in the 2009 second quarter, compared to 49.1% for the 2008 second quarter. The loss ratio for the 2009 second quarter benefited from a higher level of property and short tail business and a minimal level of catastrophic activity in the period. Net premiums earned in property and other short-tail lines were approximately 69.9% of the total for the 2009 second quarter, compared to 62.9% in the 2008 second quarter. The loss ratio for the 2009 second quarter reflected a 15.4 point reduction related to estimated net favorable development in prior year loss reserves, compared to a 13.5 point reduction in the 2008 second quarter. The estimated net favorable development in the 2009 second quarter primarily resulted from better than anticipated claims emergence in older underwriting years in longer tail lines and also reflected the commutation of a non-standard auto treaty in the period. The 2008 second quarter loss ratio included 5.8 points of current period catastrophic event activity.

The underwriting expense ratio for the reinsurance segment was 29.1% in the 2009 second quarter, compared to 29.0% in the 2008 second quarter. The acquisition expense ratio for the 2009 second quarter was 23.1%, compared to 22.1% for the 2008 second quarter, with the increase in the 2009 second quarter primarily due to the lower level of commission income from the Treaty with Flatiron noted above. In addition, the 2009 second quarter acquisition expense ratio reflected 0.2 points related to estimated net favorable development in prior year loss reserves, compared to 1.2 points in the 2008 second quarter. The comparison of the 2009 second quarter and 2008 second quarter acquisition expense ratios is influenced by, among other things, the mix and type of business written and earned and the level of ceding commission income. The reinsurance segment’s other operating expense ratio was 6.0% for the 2009 second quarter, compared to 6.9% for the 2008 second quarter. Roughly half of the decrease in the operating expense ratio was related to a non-recurring expense recovery in the 2009 second quarter with the balance primarily due to the impact of growth in the reinsurance segment’s property facultative business.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(U.S. dollars in thousands, except share data)

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenues
Net premiums written	$693,854	$686,118	$1,516,717	$1,497,460
Decrease (increase) in unearned premiums	5,404	19,557	(116,895)	(83,551)
Net premiums earned	699,258	705,675	1,399,822	1,413,909
Net investment income	100,485	117,120	196,367	239,313
Net realized gains (losses)	(11,793)	(1,920)	(16,957)	46,766

Total other-than-temporary impairment losses	(20,657)	(10,749)	(113,646)	(23,460)
Portion of loss recognized in other comprehensive income (loss), before taxes	(206)	—	56,649	—
Net impairment losses recognized in earnings	(20,863)	(10,749)	(56,997)	(23,460)

Fee income	817	1,238	1,742	2,306
Equity in net income (loss) of investment funds accounted for using the equity method	75,890	19,583	66,309	(2,730)
Other income	4,950	4,968	8,901	9,004
Total revenues	848,744	835,915	1,599,187	1,685,108

Expenses
Losses and loss adjustment expenses	398,858	404,625	799,400	809,042
Acquisition expenses	123,814	119,226	250,272	233,865
Other operating expenses	99,294	102,578	186,410	199,765
Interest expense	5,712	5,788	11,424	11,312
Net foreign exchange (gains) losses	53,658	(298)	28,453	23,289
Total expenses	681,336	631,919	1,275,959	1,277,273

Income before income taxes	167,408	203,996	323,228	407,835

Income tax expense	8,818	5,253	18,308	13,209

Net income	158,590	198,743	304,920	394,626

Preferred dividends	6,461	6,461	12,922	12,922

Net income available to common shareholders	$152,129	$192,282	$291,998	$381,704

Net income per common share
Basic	$2.52	$3.05	$4.84	$5.95
Diluted	$2.43	$2.92	$4.67	$5.71

Weighted average common shares and common share equivalents outstanding
Basic	60,417,391	62,995,550	60,365,758	64,145,533
Diluted	62,626,317	65,748,119	62,589,856	66,886,972

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except share data)

	(Unaudited)
	June 30,	December 31,
	2009	2008
Assets
Investments:
Fixed maturities available for sale, at market value (amortized cost: 2009, $8,931,670; 2008, $8,314,615)	$8,944,110	$8,122,221
Short-term investments available for sale, at market value (amortized cost: 2009, $653,396; 2008, $478,088)	660,859	479,586
Investment of funds received under securities lending agreements, at market value (amortized cost: 2009, $570,816; 2008, $750,330)	556,473	730,194
Other investments (cost: 2009, $115,534; 2008, $125,858)	115,260	109,601
Investment funds accounted for using the equity method	370,165	301,027
Total investments	10,646,867	9,742,629

Cash	336,693	251,739
Accrued investment income	70,854	78,052
Investment in joint venture (cost: $100,000)	100,656	98,341
Fixed maturities and short-term investments pledged under securities lending agreements, at market value	559,385	728,065
Premiums receivable	735,969	628,951
Unpaid losses and loss adjustment expenses recoverable	1,740,248	1,729,135
Paid losses and loss adjustment expenses recoverable	53,432	63,294
Prepaid reinsurance premiums	283,488	303,707
Deferred income tax assets, net	63,838	60,192
Deferred acquisition costs, net	307,896	295,192
Receivable for securities sold	1,192,659	105,073
Other assets	549,950	532,175
Total Assets	$16,641,935	$14,616,545

Liabilities
Reserve for losses and loss adjustment expenses	$7,809,034	$7,666,957
Unearned premiums	1,632,989	1,526,682
Reinsurance balances payable	158,974	138,509
Senior notes	300,000	300,000
Revolving credit agreement borrowings	100,000	100,000
Securities lending payable	574,014	753,528
Payable for securities purchased	1,432,395	123,309
Other liabilities	604,561	574,595
Total Liabilities	12,611,967	11,183,580

Commitments and Contingencies

Shareholders’ Equity
Non-cumulative preferred shares ($0.01 par value, 50,000,000 shares authorized, issued: 13,000,000)	130	130
Common shares ($0.01 par value, 200,000,000 shares authorized, issued: 2009, 60,980,806; 2008, 60,511,974)	610	605
Additional paid-in capital	1,006,315	994,585
Retained earnings	3,046,706	2,693,239
Accumulated other comprehensive income (loss), net of deferred income tax	(23,793)	(255,594)
Total Shareholders’ Equity	4,029,968	3,432,965
Total Liabilities and Shareholders’ Equity	$16,641,935	$14,616,545